Home Bancorp, Inc. Announces Agreement To Acquire Britton & Koontz Capital Corporation

LAFAYETTE, La. and NATCHEZ, Miss., Nov. 5, 2013 /PRNewswire/ -- Home Bancorp, Inc. (NASDAQ: HBCP) ("Home Bancorp"), the holding company of the 105-year-old Home Bank, and Britton & Koontz Capital Corporation (OTCQB: BKBK) ("Britton & Koontz"), the holding company of the 147-year-old Britton & Koontz Bank, N.A. ("Britton & Koontz Bank"), jointly announced today the signing of a definitive agreement under which Home Bancorp will acquire Britton & Koontz for an aggregate deal value of $34.5 million. Under the terms of the agreement, shareholders of Britton & Koontz will receive $16.14 per share in cash upon completion of the merger.

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Britton & Koontz currently operates three (3) branches in Baton Rouge, Louisiana and five (5) branches in Mississippi. As of September 30, 2013, Britton & Koontz had assets of $313 million, $175 million in loans and $224 million in deposits. The combined company will have assets of approximately $1.2 billion, $843 million in loans and $990 million in deposits. Under the terms of the agreement, Britton & Koontz Bank will be merged with and into Home Bank promptly following the completion of the holding company merger.

"This acquisition is a great fit for our company on many levels," said John W. Bordelon, President and Chief Executive Officer of Home Bancorp. "First and foremost is our shared commitment to doing what's best for our customers. As a result, both companies enjoy deep, longstanding relationships which have been, and will continue to be, the key to our success."

"Our company has always focused on serving our shareholders, customers and communities through a highly professional team of bankers," said W. Page Ogden, President and Chief Executive Officer of Britton & Koontz. "Home Bank shares this focus. We firmly believe our combined companies will serve and compete even more effectively than ever before as we partner with one of the strongest community banks in the country."

"We are incredibly excited to expand into two culturally rich and historic Mississippi markets," added Mr. Bordelon. "The transaction also doubles our Baton Rouge loan and deposit base."

The merger agreement was unanimously approved by the boards of directors of both companies. The transaction is expected to close in the first quarter of 2014, subject to customary closing conditions, including regulatory approvals and Britton & Koontz shareholder approval.

Home Bancorp anticipates this transaction will be accretive to earnings per share in the first full year of combined operations and accretive to tangible book value per share within two years of closing. Following the merger, Home Bank's capital position is expected to remain one of the strongest in the industry with leverage and total risk-based capital ratios above 11% and 17%, respectively. No additional capital will be needed by Home Bancorp to complete the transaction.

Raymond James & Associates, Inc. acted as financial advisor to Home Bancorp and Elias, Matz, Tiernan & Herrick LLP acted as its legal advisor in the transaction. Chaffe & Associates, Inc. acted as financial advisor to Britton & Koontz and Phelps Dunbar, LLP acted as its legal advisor in the transaction. Mercer Capital Management, Inc. provided a fairness opinion to Britton & Koontz in the transaction.

About Home Bancorp

Home Bancorp is a Louisiana corporation that became the holding company for Home Bank in October 2008 upon Home Bank's mutual to stock conversion. Home Bank is a federally chartered, community-oriented savings bank which was originally organized in 1908 and is headquartered in Lafayette, Louisiana. Home Bank currently conducts business from 22 full-service banking locations in the Lafayette, Baton Rouge, New Orleans and Northshore (of Lake Ponchartrain) regions of South Louisiana.

About Britton & Koontz

Britton & Koontz was organized as a Mississippi business corporation in July 1982. Later that year, the Company became a one-bank holding company registered under the Bank Holding Company Act of 1956, as amended, when it acquired all of the issued and outstanding shares of Britton & Koontz Bank, a national banking association headquartered in Natchez, Mississippi. Britton & Koontz Bank, which was charted in 1866, provides commercial and consumer banking services to customers in Adams and Warren Counties, Mississippi, and East Baton Rouge Parish, Louisiana, and the adjoining counties and parishes in Mississippi and Louisiana.

This news release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect management's current views and estimates of future economic circumstances, industry conditions, company performance and financial results. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond our control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Forward-looking statements regarding the transaction are based upon currently available information.

Actual results could differ materially from those indicated in forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to: the possibility that the proposed transaction does not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the terms of the proposed transaction may need to be modified to obtain such approvals or satisfy such conditions; the anticipated benefits from the proposed transaction are not realized in the time frame anticipated or at all as a result of changes in general economic and market conditions, interest rates, laws and regulations and their enforcement, and the degree of competition in our markets; the ability to promptly and effectively integrate the businesses of the companies; the reaction of the companies' customers to the transaction; diversion of management time on merger-related issues; changes in asset quality and credit risk; the inability to sustain revenue and earnings; and competitive conditions.

Home Bancorp's Annual Reports on Form 10-K and other reports describe some additional factors which could cause actual conditions, events or results to differ significantly from those described in forward-looking statements.

Forward-looking statements speak only as of the date they are made. Copies of the Home Bancorp's reports are available in the Investor Relations section of its website, www.home24bank.com. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

CONTACT: Home Bancorp, Inc.: John W. Bordelon, President and CEO (337) 237-1960, or Britton & Koontz Capital Corporation: W. Page Ogden, President and CEO (601) 445-5576